As filed with the Securities and Exchange Commission on April 19,2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

XCEL BRANDS, INC.

(Exact name of registrant as specified in its charter)

a
Delaware	76-0307819
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

1333 Broadway, 10th Floor

New York, NY 10018

(Address of Principal Executive Offices)

XCEL BRANDS, INC.

2021 EQUITY INCENTIVE PLAN

(Full title of the plan)

Robert D’Loren

Chief Executive Officer

Xcel Brands, Inc.

1333 Broadway, 10th Floor

New York, NY 10018

(Name and address of agent for service)

(347) 727-2474

(Telephone number, including area code, of agent for service)

Copy to:

Robert J. Mittman, Esq.

Brad L. Shiffman, Esq.

Blank Rome LLP

The Chrysler Building

405 Lexington Avenue

New York, New York 10174

Indicate by check mark whether the registrant is a large accelerated filed, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” accelerated filer” and “smaller reporting company” and emerging growth company in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1. PLAN INFORMATION.

Information required by Part I to be conformed in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of the Registration Statement (which documents are incorporated by reference in the Section 10(a) Prospectus), and any other documents required to be delivered to the employees pursuant to Rule 428 promulgated under the Securities Act are available, without charge by contacting Xcel Brands, Inc., 1333 Broadway, 10th Floor, New York, New York 10018, telephone number (347) 727-2474, Attention: Chief Financial Officer.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed by us with the Securities and Exchange Commission (the “Commission”) pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are incorporated by reference in this Registration Statement:

(i)	our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 filed with the Commission on April 15, 2022;

(vi)

the description of our common stock contained in our Registration Statement on Form 10-SB, filed with the SEC on September 18, 2000 pursuant to Section 12(g) of the Exchange Act and all amendments or reports filed by us for the purpose of updating those descriptions.

Any information provided pursuant to Items 2.02 or 7.01 of a Current Report on Form 8-K, including the exhibits thereto, shall not be deemed incorporated by reference into this Registration Statement.

All reports and other documents subsequently filed by Xcel Brands, Inc. (the “the Company”) pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from their respective dates of filing; provided, however, that the Company is not incorporating any information furnished under either Item 2.02 or Item 7.01 of any Current Report on Form 8-K.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

ITEM 4. DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 102 of the Delaware General Corporation Law ("DGCL"), as amended, allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware law or obtained an improper personal benefit.

Section 145 of the DGCL provides, among other things, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, agent or employee of the corporation or is or was serving at the corporation’s request as a director, officer, agent, or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgment, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. The power to indemnify applies (a) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding or (b) if such person acted in good faith and in a manner he reasonably believed to be in the best interest, or not opposed to the best interest, of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of defense expenses (including attorneys’ fees but excluding amounts paid in settlement) actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of duties to the corporation, unless the court believes that in light of all the circumstances indemnification should apply.

Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

The registrant’s certificate of incorporation, as amended, eliminates, to the fullest extent permitted by the DGCL, a director’s personal liability to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director.

In addition, the registrant’s by-laws provide that the registrant will indemnify its officers and directors to the full extent permitted by the laws of the State of Delaware and the employment agreements with the registrant’s executive officers provide that the registrant will indemnify them to the full extent provided by the DGCL.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

The securities that are to be reoffered or resold pursuant to this Registration Statement were issued pursuant to the Third Amended and Restated Equity Incentive Plan in transactions that were exempt from registration pursuant to Section 4(2) under the Securities Act.

ITEM 8. EXHIBITS.

Exhibit No.	Exhibit
4.1

The Amended and Restated Certificate of Incorporation of XCel Brands Inc. (incorporated by reference to the applicable exhibit filed with the Company’s Current Report on Form 8-K, filed with SEC on October 24, 2017)

4.2	The Third Amended and Restated By-Laws (incorporated by reference to the applicable exhibit filed with the Company’s Current Report on Form 8-K, filed with the Commission on December 8, 2017).
4.3

The 2021 Equity Incentive Plan and Forms of Award Agreements (incorporated by reference to the applicable exhibit filed with the Company’s Amendment No. 1 to Definitive Proxy Statement, filed with the Commission on October 19, 2021).

5.1	Opinion of Blank Rome LLP
23.1	Consent of Marcum LLP, Independent Registered Public Accounting Firm
23.2	Consent of CohnReznick LLP, Independent Registered Public Accounting Firm
23.3*	Consent of Blank Rome LLP
24.1	Power of Attorney (included on signature pages to this Registration Statement)
107	Filing Fee Table

*Included in Exhibit 5.1

ITEM 9. UNDERTAKINGS.

(a)	The undersigned registrant hereby undertakes:
(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.
(iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 19th day of April 2022.

XCel Brands, Inc.

By:	/s/ Robert D’Loren
	Name:	Robert D’Loren
	Title:	Chief Executive Officer, Chairman
(Principal Executive Officer)

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Robert D’Loren and James Haran, and each or any of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this Registration Statement, and any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Robert D’Loren	Chief Executive Officer and Chairman (Principal Executive Officer)	April 19, 2022
Robert D’Loren

/s/ James Haran	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
James Haran		April 19, 2022

/s/ Michael Francis	Director	April 19, 2022
Michael Francis

/s/ Mark DiSanto	Director	April 19, 2022
Mark DiSanto

/s/ James Fielding	Director	April 19, 2022
James D. Fielding

/s/ Howard Liebman	Director	April 19, 2022
Howard Liebman

/s/ Deborah Weinswig	Director	April 19, 2022
Deborah Weinswig